Exhibit 1

             PENNANT CAPITAL MANAGEMENT, LLC ALERTS PHH CORPORATION
        STOCKHOLDERS TO APRIL 22, 2009 RECORD DATE FOR PHH'S 2009 ANNUAL
                            MEETING OF STOCKHOLDERS

           Urges Stockholders to Take Steps to Ensure Ability to Vote
                            at June 10, 2009 Meeting

New York, March 30, 2009 - Pennant Capital Management, LLC, PHH Corporation's (NYSE: PHH) largest stockholder, noted today that PHH Corporation has set a record date of April 22, 2009 and a meeting date of June 10, 2009 for its upcoming 2009 Annual Meeting of Stockholders according to the New York Stock Exchange Bulletin.

Pennant, the beneficial holder of approximately 9.97% of PHH Corporation's common shares, has notified PHH that it intends to nominate two independent candidates - Allan Z. Loren and Gregory J. Parseghian - for election to PHH's board at the June 10, 2009 Annual Meeting. Pennant expects to file its preliminary proxy statement with the Securities and Exchange Commission in the near future.

Pennant urges PHH stockholders to take the necessary steps with their custodial banks and brokerage firms to ensure they have the ability to vote at PHH's upcoming Annual Meeting. Shares held in margin accounts may be loaned out by brokers on the April 22, 2009 record date and, if subject to a stock loan, cannot be voted by the beneficial owner whose shares were loaned out. In order to ensure that PHH stockholders have the ability to vote, they should move their shares into a cash account in advance of the April 22 record date.

Investors who are "long" PHH through equity swaps do not have the right to vote shares at the PHH Annual Meeting. In order to have the ability to vote in respect of a PHH position held in swap, investors should begin the process of unwinding any swaps and moving into physical shares so that the transaction settles in advance of the April 22 record date.

Investors who are invested in PHH through swap, or who are interested in adding to their ownership of PHH, should complete any purchases by April 17 in order to allow for trade settlement by the record date and to allow the shares to vote at the Annual Meeting.

About Pennant:

Pennant Capital Management LLC is an investment advisor founded by Alan Fournier in 2001 and currently manages over $2.6 billion in investor capital.


Contact:
Mark H. Harnett
MacKenzie Partners, Inc.
212-929-5500

In connection with their intended proxy solicitation, Pennant Capital Management, LLC and certain of its affiliates intend to file a proxy statement with the Securities and Exchange Commission (the "SEC") to solicit PHH stockholders. PENNANT CAPITAL MANAGEMENT, LLC STRONGLY ADVISES ALL PHH STOCKHOLDERS TO READ THE PROXY


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STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT
INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT
HTTP://WWW.SEC.GOV.

PENNANT CAPITAL PARTICIPANT INFORMATION. In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation by Pennant Capital Management, LLC: Pennant Offshore Partners, Ltd.; Pennant Onshore Partners, LP; Pennant Onshore Qualified, LP; Pennant Spinnaker Fund LP; Pennant Windward Fund, LP; Pennant Windward Fund, Ltd.; Mr. Fournier; Allan Loren; and Greg Parseghian. Certain of these persons hold direct or indirect interests as follows: Pennant Capital Management, LLC may be deemed to beneficially own 5,407,141 shares of Common Stock; Mr. Fournier may be deemed to beneficially own 5,407,141 shares of Common Stock; Pennant Offshore Partners, Ltd. may be deemed to beneficially own 1,065,135 shares of Common Stock; Pennant Onshore Partners, LP may be deemed to beneficially own 311,318 shares of Common Stock; Pennant Onshore Qualified, LP may be deemed to beneficially own 661,584 shares of Common Stock; Pennant Spinnaker Fund LP may be deemed to beneficially own 466,814 shares of Common Stock; Pennant Windward Fund, LP may be deemed to beneficially own 1,149,487 shares of Common Stock; Pennant Windward Fund, Ltd. may be deemed to beneficially own 1,752,803; and Messrs. Loren and Parseghian each have an interest in being nominated and elected as a director of PHH.


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